Templeton Global Income Fund

300 S.E. 2nd Street
Fort Lauderdale, FL 33301

franklintempleton.com

Templeton Global Income Fund (GIM) - Letter to Shareholders

Dear Shareholder,

This year’s Annual Meeting of Shareholders, to be held on Monday, June 6, 2022, is critical to determining the future of the Fund. Your vote, no matter the number of shares you own, will have a significant impact on your Fund.  You have an important choice to make in how you vote.

Your Board recommends that you vote on the WHITE proxy card today:

•              “FOR” The Fund’s Nominated Incumbent Trustees

•              “AGAINST” Saba’s Proposal to Terminate the Investment Management Agreement with the Fund’s Investment Manager, Franklin Advisers, Inc.

We encourage you to consider the following as you make your decision:

•              The Fund’s nominated trustees have proven track records earned over many years and are far more experienced overseeing registered investment companies than Saba’s nominees

•              The Fund continues to perform in line with its investment objective, regularly outperforming the JPM Global Government Bond Index (JGBI) on an absolute and risk adjusted basis over rolling 3, 5, 7, and 10 year periods, all while consistently paying monthly distributions that currently stand at 8.0% on an annualized basis

•              Despite their pre-election promises, since joining the Board, Saba’s current representatives have failed to engage regarding their plans for the Fund or to contribute ideas to further improve the Fund’s performance

•              Adding additional Saba trustees would grant Saba control of your Fund, enabling Saba to fire your Fund’s investment adviser, potentially hire themselves to manage the Fund and radically change the Fund’s investment policies in ways they have not disclosed to you – Saba’s shareholder proposal should be rejected

Bottom Line:

•            Saba has a long and established history of acting in its own self-interest.  If Saba takes control of your Fund, we believe the future of the Fund and its investment strategy are uncertain and at risk of being radically changed.

The Fund plans to fight vigorously against Saba’s attempted take-over and will continue fighting for ALL shareholders.

Sincerely,

Rupert H. Johnson, Jr.

Chairman of the Board